EXHIBIT 10.49

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) is made and entered into as of the 13th day of July, 2011, and amends that certain Employment Agreement dated March 8, 2009 (“Employment Agreement”) by and between Digital Domain Media Group, Inc. (f/k/a Wyndcrest DD Florida, Inc.) (“Company”) and John Textor (“Employee”).  All capitalized terms in this Amendment shall have the same meaning as in the Employment Agreement, unless otherwise noted herein.

1. Term.

Section 2 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

The term of this Agreement (the “Term”) shall commence on March 8, 2009 (“Commencement Date”) and shall, unless terminated sooner pursuant to the provisions of Section 6, terminate on March 8, 2014. On March 9, 2014, the Term shall, subject to the termination provisions of Section 6, be automatically extended for an additional period of one year ending on March 8, 2015, unless either the Company or Employee notifies the other in writing, not less than one hundred twenty (120) days prior to March 9, 2014, that it or he does not wish the Term to be so extended.

2. Base Salary and Bonus Compensation.

Employee’s Base Salary set forth in Section 4(a) of the Employment Agreement shall be increased to $750,000 per year effective as of the date of this Amendment. Additionally, under Section 4(b) of the Employment Agreement Employee shall be eligible to receive up to 100% of Employee’s then applicable Base Salary as Employee’s Annual Bonus. In evaluating Employee’s performance Company shall consider items such as Employee’s role in the completion of each successful underwritten public or private offering of debt or equity securities of the Company and Employee’s participation in prolonged roadshows and other instances of significant travel necessitating Employee’s absence from his family for protracted periods of time.

3.  Compensation Upon Termination.

Section 7(b) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

(b) If the Company terminates Employee’s employment under this Agreement other than for cause, or if Employee terminates such employment pursuant to Section 6(b) of this Agreement, the Company shall pay Employee his accrued compensation through the date on which his employment is terminated, and additionally shall continue to pay to Employee the Base Salary for a period equal to thirty-six (36) months (or such lesser period as is coextensive with the remainder of the Term, as extended, with such lesser period not to be less than twelve (12) months) following the termination of employment. Continuation of Base Salary under this clause (b) shall be paid in accordance with the Company’s normal payroll practices at the time such amounts would otherwise have been paid to the Employee, except as provide in Section 11(g) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The Company retains the right to discontinue any severance payments if Employee, after termination, acts in such a manner as to harm or defame the Company.

4.  Stock Options

Employee shall be granted, as of the date of this Amendment, Stock Options to acquire 1,080,000 shares of Common Stock in the Company: (i) at an exercise price of $9.63; (ii) with a term of 10 years; and (iii) that vest over three (3) years in twelve (12) equal quarterly installments beginning on the date of this Amendment.

5.  Film Credits

Employee shall receive clear screen credits as a Producer or as “A John Textor Production” on all films produced by the Company, and will be paid additional compensation as a Producer of each such film at market rates.

6.  Additional Services

The Company will provide Employee with the part time use of a personal bookkeeper to Employee.  The Company will pay this bookkeeper market rates for these services that are estimated to require approximately 1/3 of a full time role.

7. Travel

The Company will pay for first class air travel for Employee.

In witness whereof, the parties hereto intending to be bound hereby execute and deliver this Amendment as of the date set forth above.

Digital Domain Media Group, Inc.:

/s/ Jonathan Teaford
Jonathan Teaford
Chief Financial Officer

Employee:

/s/ John C. Textor
John C. Textor